1801 California St., Suite 5200 Denver, Colorado 80202 (720) 482-1574

October 13, 2016

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:	Transamerica Funds (the “Registrant”)

(File Nos. 033-02659; 811-04556)

Ladies and Gentlemen:

On behalf of the Registrant, we are hereby filing a combined proxy statement and registration statement on Form N-14, with exhibits (the “Registration Statement”). The Registration Statement relates to an Agreement and Plan of Reorganization whereby each Acquiring Fund’s Class R shares, Class R4 shares and Class I3 shares of beneficial interest will be issued in exchange for the assets of the corresponding series of Transamerica Partners Funds Group, Transamerica Partners Funds Group II and Transamerica Partners Portfolio listed on Exhibit A under “Acquired Fund/Portfolio.”

The Registration Statement is being filed pursuant to Rule 488 under the Securities Act of 1933, as amended. It is proposed that this filing will become effective on or about November 14, 2016 pursuant to Rule 488.

Should you have any questions or comments regarding this filing, please contact the undersigned at 720-493-4256.

Very truly yours,

/s/ Tane T. Tyler
Tané T. Tyler
Vice President, Associate General Counsel,
Chief Legal Officer and Secretary
Transamerica Asset Management, Inc.

Exhibit A

Acquired Fund/Portfolio	Acquiring Fund/Classes
Transamerica Partners Core Bond (a series of Transamerica Partners Funds Group (“TPFG”))	Transamerica Intermediate Bond
Class R
Transamerica Partners Institutional Core Bond (a series of Transamerica Partners Funds Group II (“TPFG II”))	Transamerica Intermediate Bond
Class R4
Transamerica Partners Core Bond Portfolio (a series of Transamerica Partners Portfolio (“TPP”))	Transamerica Intermediate Bond
Class I3

Transamerica Partners Government Money Market (a series of TPFG)	Transamerica Government Money Market Bond
Class R
Transamerica Partners Institutional Government Money Market (a series of TPFG II)	Transamerica Government Money Market Bond
Class R4
Transamerica Partners Government Money Market Portfolio (a series of TPP)	Transamerica Government Money Market Bond
Class I3

Transamerica Partners High Yield Bond (a series of TPFG)	Transamerica High Yield Bond
Class R
Transamerica Partners Institutional High Yield Bond (a series of TPFG II)	Transamerica High Yield Bond
Class R4
Transamerica Partners High Yield Bond Portfolio (a series of TPP)	Transamerica High Yield Bond
Class I3

Transamerica Partners International Equity (a series of TPFG)	Transamerica International Equity
Class R
Transamerica Partners Institutional International Equity (a series of TPFG II)	Transamerica International Equity
Class R4
Transamerica Partners International Equity Portfolio (a series of TPP)	Transamerica International Equity
Class I3

Transamerica Partners Mid Growth (a series of TPFG)	Transamerica Mid Cap Growth
Class R
Transamerica Partners Institutional Mid Growth (a series of TPFG II)	Transamerica Mid Cap Growth
Class R4
Transamerica Partners Mid Growth Portfolio (a series of TPP)	Transamerica Mid Cap Growth
Class I3

Transamerica Partners Mid Value (a series of TPFG)	Transamerica Mid Cap Value Opportunities
Class R
Transamerica Partners Institutional Mid Value (a series of TPFG II)	Transamerica Mid Cap Value Opportunities
Class R4
Transamerica Partners Mid Value Portfolio (a series of TPP)	Transamerica Mid Cap Value Opportunities
Class I3

Transamerica Partners Small Core (a series of TPFG)	Transamerica Small Cap Core
Class R
Transamerica Institutional Partners Small Core (a series of TPFG II)	Transamerica Small Cap Core
Class R4
Transamerica Partners Small Core Portfolio (a series of TPP)	Transamerica Small Cap Core
Class I3

Transamerica Partners Small Growth (a series of TPFG)	Transamerica Small Cap Growth
Class R
Transamerica Partners Institutional Small Growth (a series of TPFG II)	Transamerica Small Cap Growth
Class R4
Transamerica Partners Small Growth Portfolio (a series of TPP)	Transamerica Small Cap Growth
Class I3

Transamerica Partners Small Value (a series of TPFG)	Transamerica Small Cap Value
Class R
Transamerica Partners Institutional Small Value (a series of TPFG II)	Transamerica Small Cap Value
Class R4
Transamerica Partners Small Value Portfolio (a series of TPP)	Transamerica Small Cap Value
Class I3